EXHIBIT 99.1

Global Self Storage Reports Record Second Quarter 2022 Results

Robust Pricing Power, Operational Excellence and Industry Strength Continued to Drive Record Revenues and Net Operating Income, and Strong FFO and AFFO Growth Rate

Millbrook, NY – August 10, 2022 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the second quarter ended June 30, 2022. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2022 Highlights

•
Total revenues increased 15.7% to record $3.0 million.
•
Operating income increased 41.6% to $899,000.
•
Net income totaled $404,000 or $0.04 per diluted share.
•
Funds from operations (FFO) increased 43% to $1.1 million or $0.10 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, increased 41.6% to $1.2 million or $0.11 per diluted share.
•
Same-store revenues increased 15.7% to a record $3.0 million.
•
Same-store net operating income (NOI), a non-GAAP term, increased 18.7% to a record $2.0 million.
•
Same-store occupancy at June 30, 2022 decreased to 93.1% from 95.7% at June 30, 2021, as the company optimized rental revenue under its revenue rate management program.
•
Same-store average tenant duration of stay at June 30, 2022 was approximately 3.2 years, up from approximately 2.8 years as of June 30, 2021.
•
Maintained quarterly dividend of $0.065 per share.
•
Capital resources at June 30, 2022 totaled approximately $22.9 million. This was comprised of $5.3 million in cash, cash equivalents and restricted cash, $2.7 million in marketable securities, and $15 million available under a credit facility.

First Half 2022 Highlights

•
Total revenues increased 15.6% to record $5.8 million.
•
Operating income increased 43.2% to $1.6 million.
•
Net income totaled $687,000 or $0.06 per diluted share.

•
FFO increased 46.8% to $2.0 million or $0.19 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
AFFO, a non-GAAP term, increased 46.9% to $2.2 million or $0.20 per diluted share.
•
Same-store revenues increased 15.7% to a record $5.8 million.
•
Same-store NOI, a non-GAAP term, increased 20.3% to a record $3.7 million.
•
Same-store occupancy at June 30, 2022 decreased to 93.1% from 95.7% at June 30, 2021, as the company optimized rental revenue under its revenue rate management program.
•
Same-store average tenant duration of stay at June 30, 2022 was approximately 3.2 years, up from approximately 2.8 years as of June 30, 2021.

Dividend Increase

On August 2, 2022, the company increased its dividend by 11.5% and declared a dividend of $0.0725 per common share for the third quarter of 2022. The quarterly distribution represents an annualized dividend rate of $0.29 per share, an increase of $0.03 per share from the previous annual rate of $0.26 per share. The dividend is payable on September 30, 2022 to stockholders of record as of September 16, 2022.

Management Commentary

“In Q2, we achieved another quarter of record same-store revenues and NOI while continuing to effectively control costs,” stated Global Self Storage president and CEO, Mark C. Winmill. “We also continued to benefit from our revenue rate management program which dynamically manages move-in rates and existing tenant rent increases. It has enabled us to maintain a hedge against inflation due to our ability to quickly adapt our pricing to market conditions on our month-to-month rentals.

“Our strong pricing power, operational excellence and revenue rate management program has driven strong cash flow, and this has allowed us to increase our dividend for common stockholders by 11.5%.

“Our available capital resources totaled approximately $22.9 million at quarter end, which positions us well to pursue a variety of potential growth opportunities, such as acquisitions, either as wholly owned or joint ventures. We continue to evaluate potential acquisitions of self storage properties in secondary and tertiary markets, where we expect lower supply growth and generally less competition from other professionally managed self-storage providers.

“The objective of the company is to increase value over time for the benefit of its stockholders. We will continue to execute our strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at our existing properties. Our board of directors regularly reviews our strategic business plan, including topics and metrices like capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

“Looking ahead, we believe that our emphasis on secure, clean, high-quality properties will continue to draw high quality tenants and generate attractive returns for our stockholders.”

Q2 2022 Financial Summary

Total revenues increased 15.7% to $3.0 million in the second quarter of 2022, as compared to $2.6 million in the same period last year. This increase was due primarily to an increase in rental rates.

Total operating expenses in the second quarter of 2022 increased 7.2% to $2.1 million, as compared to $1.9 million in the same period last year. The increase was primarily attributable to an increase in store operating expenses, including utilities, repairs and maintenance, and real estate property taxes.

Operating income increased 41.6% to $899,000 in the second quarter of 2022, as compared to $635,000 in the same period last year.

Net income was $404,000 or $0.04 per diluted share in the second quarter of 2022, as compared to $861,000 or $0.09 per diluted share in the same period last year.

As of June 30, 2022, the company’s capital resources totaled approximately $22.9 million, comprised of $5.3 million in cash, cash equivalents and restricted cash, $2.7 million of marketable securities, and $15.0 million available for withdrawal under the company’s revolving credit facility.

Q2 2022 Same-Store Results

As of June 30, 2022, the company owned 12 same-store properties and no non-same-store properties, and managed one third-party owned property.

For the second quarter of 2022, same-store revenues increased 15.7% to $3.0 million compared to $2.6 million in the same period last year. This increase was due primarily to consistent rent collections and increased rental rates.

Same-store cost of operations in the second quarter increased 10.2% to $989,000 compared to $897,000 in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for utilities, repairs and maintenance, and real estate property taxes.

Same-store NOI increased 18.7% to $2.0 million in the second quarter of 2022, compared to $1.7 million in the same period last year. The increase was primarily due to the increase in same-store revenues.

Same-store occupancy at June 30, 2022 decreased to 93.1% from 95.7% at June 30, 2021.

Same-store average duration of tenant stay at June 30, 2022 was 3.2 years, up from approximately 2.8 years at June 30, 2021.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q2 2022 Operating Results

Net income in the second quarter of 2022 was $404,000 or $0.04 per diluted share, compared to $861,000 or $0.09 per diluted share in the second quarter of 2021.

Property operations expense increased to $989,000 in the second quarter of 2022, as compared to $897,000 in the same period last year.

General and administrative expenses increased to $653,000 in the second quarter of 2022, as compared to $631,000 in the same period last year.

Business development costs increased to $33,300 in the second quarter of 2022 compared to $4,800 in the same period last year.

Interest expense for the second quarter of 2022 decreased to $220,000 from $287,000 in the year-ago period. This decrease was attributable to the lower principal balance on outstanding debt and the change in fair value of the interest rate cap.

FFO in the second quarter of 2022 increased 43.0% to $1.1 million or $0.10 per diluted share, compared to FFO of $773,000 or $0.08 per diluted share in the same period last year.

AFFO in the second quarter of 2022 increased 41.6% to $1.2 million or $0.11 per diluted share, compared to AFFO of $833,000or $0.09 per diluted share in the same period last year.

First Half 2022 Financial Summary

Total revenues increased 15.6% to $5.8 million in the first half of 2022, as compared to $5.0 million in the same period last year. The increase was primarily attributable to increases in rental rates.

Total operating expenses in the first half of 2022 increased 7.9% to $4.2 million, compared to $3.9 million in the same period last year. The increase was primarily due to increases in store operating expenses, general and administrative expenses, and business development expense partially offset by a decrease in depreciation and amortization expense.

Operating income increased 43.2% to $1.6 million in the first half of 2022, as compared to $1.1 million in the same period last year.

Net income was $687,000 or $0.06 per diluted share in the first half of 2022, as compared to $1.3 million or $0.13 per diluted share in the same period last year.

First Half 2022 Same-Store Results

For the first half of 2022, same-store revenues increased 15.7% to $5.8 million compared to $5.0 million in the same period last year. These increases were due primarily to increased rental rates.

Same-store cost of operations in the first half of 2022 increased 8.0% to $2.0 million, compared to $1.9 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for utilities, repairs and maintenance, and real estate property taxes.

Same-store NOI increased 20.3% to $3.7 million in the first half of 2022, compared to $3.1 million in the same period last year. The increase was primarily due to the increase in revenues.

Same-store occupancy at June 30, 2022 increased to 93.1% from 95.7% at June 30, 2021.

Same-store average duration of tenant stay at June 30, 2022 was 3.2 years, up from approximately 2.8 years as of June 30, 2021.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Half 2022 Operating Results

Net income in the first half of 2022 was $687,000 or $0.06 per diluted share, compared to $1.3 million or $0.13 per diluted share in the first half of 2021.

Property operations expense increased to $2.0 million in the first half of 2022, as compared to $1.9 million in the first half of 2021.

General and administrative expenses increased to $1.3 million in the first half of 2022, as compared to $1.2 million in the first half of 2021.

Business development costs increased to $42,100 in the first half of 2022 compared to $4,800 in the first half of 2021.

Interest expense for the first half of 2022 decreased to $409,000 from $572,000 in the year-ago period. This decrease was attributable to the lower principal balance on outstanding debt and the change in fair value of the interest rate cap.

FFO in the first half of 2022 increased 46.8% to $2.0 million or $0.19 per diluted share, compared to FFO of $1.4 million or $0.15 per diluted share in the same period last year.

AFFO in the first half of 2022 increased 46.9% to $2.2 million or $0.20 per diluted share, compared to AFFO of $1.5 million or $0.16 per diluted share in the same period last year.

Q2 and First Half 2022 FFO and AFFO (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$404,200	$861,299	$687,407	$1,272,546
Eliminate items excluded from FFO:
Unrealized loss (gain) on marketable equity securities	604,622	(494,461)	830,373	(709,197)
Depreciation and amortization	404,462	406,561	809,383	812,175
Gain on PPP loan forgiveness	(307,210)	—	(307,210)	—

FFO attributable to common stockholders	1,106,074	773,399	2,019,953	1,375,524
Adjustments:
Compensation expense related to stock-based awards	39,329	54,476	91,933	86,182
Business development, capital raising, store acquisition, and third-party management marketing expenses	33,310	4,837	42,110	4,837
AFFO attributable to common stockholders	$1,178,713	$832,712	$2,153,996	$1,466,543

Earnings per share attributable to common stockholders - basic	$0.04	$0.09	$0.06	$0.14
Earnings per share attributable to common stockholders - diluted	$0.04	$0.09	$0.06	$0.13
FFO per share - diluted	$0.10	$0.08	$0.19	$0.15
AFFO per share - diluted	$0.11	$0.09	$0.20	$0.16

Weighted average shares outstanding - basic	10,767,619	9,363,981	10,714,565	9,328,432
Weighted average shares outstanding - diluted	10,824,760	9,402,479	10,773,643	9,370,935

Additional Information

More information about the company’s second quarter 2022 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At June 30, 2022, we owned twelve same-store properties and zero non same-store properties. The Company believes that, by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements, including the negative impacts from the continued spread of COVID-19 on the economy, the self storage industry, the broader financial markets, the company's financial condition, results of operations and cash flows and the ability of the company's tenants to pay rent. The company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs, and projections will result or be achieved. All forward looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley, Chief Financial Officer

Global Self Storage

1 (212) 785-0900, ext. 267

tomalley@globalselfstorage.us

Investor Relations Contact:

Ron Both or Justin Lumley

CMA Investor Relations

Tel (949) 432-7566

Email contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Real estate assets, net	$57,595,599	$58,390,066
Cash and cash equivalents	5,164,626	2,899,701
Restricted cash	112,845	163,998
Investments in securities	2,652,809	3,483,182
Accounts receivable	144,028	120,641
Prepaid expenses and other assets	359,198	543,528
Line of credit issuance costs, net	203,203	254,004
Goodwill	694,121	694,121
Total assets	$66,926,429	$66,549,241
Liabilities and equity
Note payable, net	$17,671,618	$17,916,513
Accounts payable and accrued expenses	1,581,877	1,514,631
Total liabilities	19,253,495	19,431,144
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 10,965,680 shares and 10,708,613 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	109,657	107,086
Additional paid in capital	48,125,045	46,851,360
Retained earnings (accumulated deficit)	(561,768)	159,651
Total stockholders' equity	47,672,934	47,118,097
Total liabilities and stockholders' equity	$66,926,429	$66,549,241

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Rental income	$2,862,561	$2,460,667	$5,571,345	$4,793,905
Other property related income	95,541	95,069	188,072	185,821
Management fees and other income	20,813	18,785	40,311	36,982
Total revenues	2,978,915	2,574,521	5,799,728	5,016,708
Expenses
Property operations	989,251	897,297	2,042,985	1,891,321
General and administrative	653,053	631,208	1,331,706	1,209,825
Depreciation and amortization	404,462	406,561	809,383	812,175
Business development	33,310	4,837	42,110	4,837
Total expenses	2,080,076	1,939,903	4,226,184	3,918,158
Operating income	898,839	634,618	1,573,544	1,098,550
Other income (expense)
Dividend and interest income	23,029	18,792	46,048	36,863
Unrealized (loss) gain on marketable equity securities	(604,622)	494,461	(830,373)	709,197
Interest expense	(220,256)	(286,572)	(409,022)	(572,064)
Gain on Paycheck Protection Program (PPP) loan forgiveness	307,210	—	307,210	—
Total other income (expense), net	(494,639)	226,681	(886,137)	173,996
Net income and comprehensive income	$404,200	$861,299	$687,407	$1,272,546
Earnings per share
Basic	$0.04	$0.09	$0.06	$0.14
Diluted	$0.04	$0.09	$0.06	$0.13
Weighted average shares outstanding
Basic	10,767,619	9,363,981	10,714,565	9,328,432
Diluted	10,824,760	9,402,479	10,773,643	9,370,935

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$404,200	$861,299	$687,407	$1,272,546
Adjustments:
Management fees and other income	(20,813)	(18,785)	(40,311)	(36,982)
General and administrative	653,053	631,208	1,331,706	1,209,825
Depreciation and amortization	404,462	406,561	809,383	812,175
Business development	33,310	4,837	42,110	4,837
Dividend and interest	(23,029)	(18,792)	(46,048)	(36,863)
Unrealized loss (gain) on marketable equity securities	604,622	(494,461)	830,373	(709,197)
Interest expense	220,256	286,572	409,022	572,064
Gain on Paycheck Protection Program (PPP) loan forgiveness	(307,210)	—	(307,210)	—
Total same-store net operating income	$1,968,851	$1,658,439	$3,716,432	$3,088,405

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Same-store revenues	$2,958,102	$2,555,736	$5,759,417	$4,979,726
Same-store cost of operations	989,251	897,297	2,042,985	1,891,321
Total same-store net operating income	$1,968,851	$1,658,439	$3,716,432	$3,088,405